JOHN HANCOCK V.A. INTERNATIONAL FUND

Exhibit - Item 77



Sub-Item 77.C.

(a)April 25, 2001
Special Meeting


(c)  To  approve  a  new   subadvisory   management   contract  among  the  V.A.
International Fund, Adviser and Nicholas-Applegate Capital Management.

Number of affirmative votes-562,916
Number of negative votes-   17,927